UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 1, 2010

DIADEXUS, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-26483	94-3236309
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

343 Oyster Point Boulevard, South San Francisco, California 94080

(Address of Principal Executive Offices) (Zip Code)

Registrant’s telephone number, including area code: (650) 624-1000

VAXGEN, INC.
379 Oyster Point Boulevard, Suite 10, South San Francisco, California 94080

 (Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 4, 2010, the Board of Directors (the “Board”) of diaDexus, Inc. (f/k/a VaxGen, Inc.) (the “Company”) increased the size of the Board from five to seven members and appointed Karen Drexler and Andrew Galligan as directors.  Ms. Drexler was also appointed as Chairperson of the Compensation Committee of the Board, and Mr. Galligan was appointed as Chairperson of the Audit Committee of the Board.

Pursuant to the Company’s Non-Employee Director Cash Compensation Policy, each of Ms. Drexler and Mr. Galligan will receive an annual retainer fee of $25,000.  Mr. Galligan will receive an additional annual retainer fee of $15,000 for his service as Chairperson of the Audit Committee, and Ms. Drexler will receive an additional annual retainer fee of $7,500 for her service as Chairperson of the Compensation Committee.  On November 4, 2010, the Board granted to each of Ms. Drexler and Mr. Galligan under the Company’s Amended and Restated 1996 Stock Option Plan an option to purchase 60,000 shares of common stock of the Company with an exercise price per share equal to the closing trading price per share on the Over-The-Counter Market on the date of grant, and which vests in substantially equal monthly installments over a 12-month period.  The Company also entered into the Company’s standard indemnification agreement with each of Ms. Drexler and Mr. Galligan.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

Effective November 1, 2010, the Company changed its name to diaDexus, Inc.  The name change was effected pursuant to Section 253 of the Delaware General Corporation Law by merging diaDexus NC Corp., a wholly owned subsidiary of the Company, with and into the Company, with the Company as the surviving corporation in the merger.  The merger had the effect of amending Article 1 of the Company’s Amended and Restated Certificate of Incorporation to read in its entirely as follows:

“The name of the corporation is diaDexus, Inc.”

A copy of the Certificate of Ownership and Merger merging diaDexus NC Corp. into the Company, as filed with the Secretary of State of the State of Delaware on November 1, 2010, is attached hereto as Exhibit 3.1 and is incorporated herein by reference.

On November 4, 2010, the Board amended and restated the Company’s Amended and Restated Bylaws, as amended and restated to date (the “Bylaws”), to, among other things:

•
Amend existing provisions providing for advance notice of stockholder proposals (other than proposals properly made in accordance with Rule 14a-8 under the Securities Exchange Act of 1934, as amended) and director nominations in order to expand the disclosure stockholders must provide when submitting proposals and nominations for consideration at a meeting to include, among other information, expanded information about director nominees and proponents’ economic, voting and other interests and relationships, including derivative securities, voting arrangements, short positions or other interests, related to the Company and its shares;

•
Amend the existing provision regarding removal of directors to provide that, except as otherwise provided by law, the Board or any individual director may be removed from office at any time with or without cause by the affirmative vote of the holders of a majority of the shares then entitled to vote at an election of directors; and

•	Provide that the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for certain actions or proceedings relating to the Company.

A copy of the Bylaws is attached hereto as Exhibit 3.2 and incorporated herein by reference. The foregoing information regarding the Bylaws is qualified in its entirety by reference to the full text of the Bylaws.

Item9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

3.1	Certificate of Ownership and Merger merging diaDexus NC Corp. into VaxGen, Inc., effective November 1, 2010, as filed with the Secretary of State of the State of Delaware

3.2	Amended and Restated Bylaws of diaDexus, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

diaDexus, Inc.
(Registrant)

Date: November 5, 2010
	By:	/s/ David J. Foster
David J. Foster
	Title:	Executive Vice President, Chief Financial Officer and Secretary

EXHIBIT INDEX

Exhibit No.	Description

3.1	Certificate of Ownership and Merger merging diaDexus NC Corp. into VaxGen, Inc., effective November 1, 2010, as filed with the Secretary of State of the State of Delaware

3.2	Amended and Restated Bylaws of diaDexus, Inc.